Filed Pursuant to Rule 433

Registration Statement No. 333-204381

June 1, 2015

FINAL TERM SHEET

June 1, 2015

4.375% Senior Notes due 2045

Issuer:	The Estée Lauder Companies Inc.

Security:	4.375% Senior Notes due 2045

Size:	$300,000,000

Maturity Date:	June 15, 2045

Coupon:	4.375%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Price to Public:	97.999%

Benchmark Treasury:	2.500% due February 15, 2045

Benchmark Treasury Yield:	2.947%

Spread to Benchmark Treasury:	+ 155 bps

Yield:	4.497%

Optional Redemption:

At any time prior to December 15, 2044 (six months prior to the maturity date of the Notes), Make-Whole Call at Treasury + 25 bps

On or after December 15, 2044 (six months prior to the maturity date of the Notes), Par Call

Expected Settlement Date:	June 4, 2015 (T+3)

CUSIP / ISIN:	29736R AG5 / US29736RAG56

Anticipated Ratings:	A2 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	HSBC Securities (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Note:                  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Estée Lauder Companies Inc. has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The Estée Lauder Companies Inc. any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

This final term sheet supplements, and should be read in conjunction with, The Estée Lauder Companies Inc. preliminary prospectus supplement dated June 1, 2015 and accompanying prospectus dated May 21, 2015 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.